Exhibit 2.1

FIRST AMENDMENT TO

STOCK AND ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT (this “Amendment”) TO STOCK AND ASSET PURCHASE AGREEMENT is made and entered into to be effective as of this 16th day of October, 2017, by and among LSI Corporation, a Delaware corporation (“Seller”), and ARRIS International plc, a company incorporated in England and Wales (“Purchaser”). Purchaser and Seller are each referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Purchase Agreement (as defined below).

WHEREAS, the Parties and, solely for purposes of Section 9.2 thereof, Broadcom Corporation, a California corporation, are parties to that certain Stock and Asset Purchase Agreement dated as of February 22, 2017 (as amended or supplemented prior to the date hereof, the “Purchase Agreement”); and

WHEREAS, the Parties wish to amend and modify the Purchase Agreement in certain respects;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements set forth herein, and for other consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as described below and amend the Purchase Agreement as follows:

1.    Outside Date. Section 7.1(b) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

(b)    by either Party by notice to the other Party if the Closing shall not have been consummated on or prior to December 15, 2017 (such date, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to either Party whose failure to perform in all material respects any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

2.    Conflicting Terms; Limitation of Amendment. In the event of any conflict or inconsistency between the terms of this Amendment and the Purchase Agreement, the terms of this Amendment shall control. Except as otherwise set forth herein, all terms and provisions of the Purchase Agreement shall remain in full force and effect.

3.    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

4.    Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each Party shall have received a counterpart hereof signed by the other Party. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Amendment shall have no effect, and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Amendment (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

LSI CORPORATION

By:	/s/ Thomas H. Krause, Jr.
Name:	Thomas H. Krause, Jr.
Title:	President and Secretary

ARRIS INTERNATIONAL PLC

By:	/s/ Patrick W. Macken
Name:	Patrick W. Macken
Title:	SVP, General Counsel

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